Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of August 3, 2015 is entered into between Celebrity Cruises Inc., a company organized and existing under the laws of Liberia (together with its successor and assigns, “Company”), and Lisa Lutoff-Perlo (“Executive”).
Recitals

Executive and Company desire to enter into this Agreement for Company's employment of Executive as a full time officer of Company, on the terms and conditions contained in this Agreement, which terms and conditions have been approved by the Compensation Committee of the Board of Directors of Company. THIS AGREEMENT SUPERSEDES ANY PRIOR EMPLOYMENT AGREEMENT BETWEEN COMPANY AND EXECUTIVE.
Agreement

For and in consideration of the foregoing and of the mutual covenants of the parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.EMPLOYMENT. Company hereby employs Executive to serve in the capacities described herein and Executive hereby accepts such employment and agrees to perform the services described herein upon the terms and conditions hereinafter set forth.
2.    TERM. The term of this Agreement (the “Term”) shall commence on the date of this Agreement and shall continue until the occurrence of a “Termination Event”, as defined below, except that, until the occurrence of a Termination Event, at any date the Term shall consist of a period of two (2) years from that date. As used in this Agreement, a “Termination Event” shall mean any of the events described in Section 7 hereof.
3.    POSITION, DUTIES AND LOCATION.
(a)    Position. Executive shall have the title appearing in the signature page of this Agreement.
(b)    Duties and Location. Executive's employment duties and responsibilities will be those designated to him or her, from time to time, by Company and will, in all respects, be consistent with the duties and responsibilities of an individual serving as a full time officer of Company. Executive will, at all times during the Term, comply with all ethics and employment policies of Company applicable to full time officers of Company, as such policies may be amended by Company from time to time, including, but not limited to any policy requiring ownership of Company equity by officers of Company. When performing his or her duties hereunder, Executive shall report to such executive officer of the Company as may be designated by Company. Executive agrees to devote his or her entire professional time, energy, and skills to such employment during the Term. During the Term, Executive’s principal office, and principal place of employment, shall be in Southeast Florida.

Exhibit 10.31

(c)    Permitted Activities. Subject to Company's ethics and employment policies, as from time to time constituted or amended, Executive shall (i) with the prior written approval of Company, be permitted to serve as a director of one or more other U.S. or non-U.S. companies during the Term, and (ii) engage in other charitable activities and community affairs; provided that, none of the foregoing activities shall interfere with the proper performance of his or her duties and responsibilities hereunder.
4.    COMPENSATION.
(a)    Base Compensation. Company shall pay Executive, and Executive agrees to accept, base compensation (“Base Compensation”) as designated from time to time in written communication from Company setting forth such Base Compensation. Such Base Compensation shall be paid in accordance with the Company’s payroll cycle during the Term, subject to all applicable withholding taxes. The Base Compensation may be reviewed by Company and by written notice from Company to Executive, may be increased, but not decreased, at any time during the Term at the sole discretion of Company. No increase in the Base Compensation pursuant to this Section 4(a) shall at any time operate as a cancellation of this Agreement; any such increase shall operate merely as an amendment hereof, without any further action by Executive or Company. If any such increase or increases shall be so authorized, all of the terms, provisions and conditions of this Agreement shall remain in effect as herein provided, except that the Base Compensation shall be deemed amended to set forth the higher amount of such Base Compensation to Executive.
(b)    Bonus Compensation. Executive shall be eligible to participate in any cash bonus compensation program available to full time officers of Company and eligible to receive an annual cash bonus during the Term on the same basis and under substantially the same terms as such similarly situated employees. The bonus award of Executive shall be established from time to time by Company, in its sole and unfettered discretion.
(c)    Equity and Long-Term Incentive Awards. Executive shall be eligible to participate in any equity or long-term incentive plans available to full time officers of Company and eligible to receive awards under such plans from time to time, as determined by Company, in its sole and unfettered discretion. Any equity grant(s) held by Executive on the date of this Agreement shall be retained by Executive, subject to the terms and conditions of the plan(s) or agreement(s) under which such equity grant(s) were awarded or distributed.

5.    FRINGE BENEFITS.
(a)    Generally. Executive and his or her eligible dependents shall be entitled to participate in all pension, welfare, benefits, and fringe benefit programs or other employee perquisite programs approved by Company that now or hereafter may be made generally available to full time officers of Company and for which Executive or such dependents will qualify according to eligibility requirements under the provisions thereof. The Company shall purchase Executive a policy of insurance on the life of Executive in the amount generally available to full time officers of Company, plus an amount equal to two (2) times Executive’s annual Base Compensation. Benefits of any such policy of insurance shall be paid to beneficiaries designated by Executive.

Exhibit 10.31

(b)    Vacation. During the term of this Agreement, Executive shall be entitled to paid vacation per calendar year in accordance with Company policies regarding vacation generally.
(c)    Relocation. If Executive is required by Company to relocate from his or her principal place of employment as set forth in Section 3(b), he or she shall be eligible for relocation benefits in accordance with Company policy regarding relocation generally available to full time officers of Company.
6.    EXPENSES. During the period of his or her employment, Executive shall be reimbursed for his or her business-related expenses incurred on behalf of Company in accordance with the travel and entertainment expense policy of Company in effect at the time the expense was incurred. Executive agrees to maintain such records and documentation of all such expenses to be reimbursed by Company hereunder as Company shall require and in such detail as Company may reasonably request.
7.    TERMINATION.
(a)    Generally. Executive’s employment under this Agreement may be terminated prior to expiration of the Term in accordance with the following paragraphs.
(b)    Mutual. Executive’s employment under this Agreement may be terminated upon the mutual written agreement of Company and Executive.
(c)    Death or Disability. In the event of the death of Executive, this Agreement shall terminate. If, during Executive’s employment under this Agreement, Executive shall become disabled, as defined by Company's then applicable and governing long term disability plan or policy, and unable to perform his or her duties as required herein (“Disability"), then Company may, upon written notice to Executive, terminate Executive’s employment under this Agreement and this Agreement shall terminate upon such termination of employment.
(d)    Cause. Executive’s employment under this Agreement may be terminated by Company for Cause, as herein defined. For purposes of this Agreement, the term “Cause” shall mean the existence or occurrence of one or more of the following conditions or events:
(i)    Executive's commission of fraud, deceit, misappropriation, theft, embezzlement, financial misrepresentation or other similar behavior or action in Executive's dealings with or with respect to Company or its subsidiaries or affiliates or any entity with which Company or its subsidiaries or affiliates shall be engaged in or be attempting to engage in commerce;
(ii)    Executive being convicted of or entering a plea of guilty or nolo contendere to any crime which constitutes a felony offense or any crime involving moral turpitude;
(iii)    Executive's actions or failure(s) to act constitute a material conflict of interest pursuant to Company’s ethics and employment policies, as from time to time constituted or amended;
(iv)    Executive's intentional, reckless, or grossly negligent conduct results in damage of a material nature to any property or business interests of Company or its subsidiaries or affiliates;

Exhibit 10.31

(v)    Executive's actions or failure to act constitute a material breach of his or her duties hereunder; or
(vi)    Executive’s failure to follow the lawful directives of Company, with respect to his or her duties hereunder or to comply with Company policies, as from time to time constituted or amended.
In the event Executive shall become the subject of an arrest, indictment, charge, or information, or any other judicial or quasi-judicial proceeding brought by any state or federal law enforcement or administrative agency, relating to the alleged commission by Executive of any crime described in Section 7(d)(ii), Company may, at its election, immediately suspend Executive, without compensation, pending an acquittal or satisfactory (to Company in its sole discretion) dismissal or other disposition of any of the foregoing. In the event of any such acquittal or satisfactory dismissal or other disposition of charges following the suspension of Executive by Company as permitted by Section 7(d)(ii), upon reinstatement of Executive, Company's obligation to compensate Executive during the suspension shall be the lesser of Executive's unpaid annual Base Compensation during the period of suspension or Executive's annual Base Compensation for a period of two (2) years from the date of the suspension.
No termination of Executive's employment hereunder by Company for Cause shall be effective as a termination for Cause unless the provisions of this Section 7(d) shall first have been complied with. Any termination of Executive’s employment by Company under this Section 7(d) shall be communicated by Notice of Termination to Executive given in accordance with Section 14 hereof. A “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) sets forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date, which date shall not be more than sixty (60) calendar days after the giving of such notice.
Termination for Cause as a result of events set forth in Section 7(d) (i) through (iv) above shall be effective immediately upon delivery of the Notice of Termination pursuant to Section 7(a) hereof. In the event of a Termination for Cause as a result of the events set forth in Section 7(d)(v) or (vi) above, Executive shall have fifteen (15) days (the "Cure Period") from the date Executive receives a Notice of Termination to remedy and cure any alleged Cause supporting any termination pursuant to this Section 7(d)(v) or (vi). If Executive fails to cure such alleged Cause within the Cure Period (during which time Company, at its sole discretion, may suspend Executive without compensation), Executive's employment hereunder and this Agreement shall then immediately terminate for Cause. If Executive cures the alleged Cause and Executive was suspended during the Cure Period, he or she shall be promptly reinstated and any suspended compensation shall be promptly paid to Executive.
(e)    Without Cause. Executive may be terminated by Company for any reason or for no reason at any time.
(f)    Executive Termination for Good Reason. Executive shall have the right to terminate his or her employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

Exhibit 10.31

(i)    the assignment to Executive of any duties inconsistent with Executive’s position (including status, offices, and titles), authority, duties or responsibilities as contemplated by this Agreement, or any other action by Company which results in a material diminution in such position, authority, duties or responsibilities, including without limitation, changes to Executive's position in any succeeding surviving corporate entity in comparison to the position currently held with Company, excluding for this purpose isolated, insubstantial and inadvertent actions not taken in bad faith and which are remedied by Company promptly after receipt of such notice thereof given by Executive;
(ii)    any failure by Company to provide the employee with the compensation and benefits as provided for in this Agreement, other than isolated, insubstantial and inadvertent failures not occurring in bad faith and which are remedied by Company promptly after receipt of notice thereof given by Executive; or
(iii)    any purported termination by Company of Executive’s employment otherwise than as expressly permitted by this Agreement.
No termination of Executive's employment hereunder by Executive for Good Reason shall be effective unless the provisions of this Section 7(f) shall first have been complied with. Any termination of Executive’s employment by Executive under this Section 7(f) shall be communicated by a Good Reason Termination Notice to Company given within thirty (30) days of the occurrence of the event listed above in accordance with Section 14. A “Good Reason Termination Notice” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) sets forth, in reasonable detail, the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (3) specifies a termination date, which date shall not be less than fifteen (15) nor more than thirty (30) calendar days after the giving of such notice. Company shall have fifteen (15) days (the "Company's Cure Period") from the date Company receives a Good Reason Termination Notice to remedy and cure any alleged Good Reason supporting any termination pursuant to this Section 7(f). If Company fails to cure such alleged Good Reason within Company's Cure Period, Executive's employment hereunder and this Agreement shall then terminate for Good Reason as of the conclusion of Company's Cure Period or the termination date set forth in the Good Reason Termination Notice, whichever is later. If Company cures the alleged Good Reason, Executive shall then immediately resume his or her duties under this Agreement.
(g)    Resignation. Executive shall have the right to terminate his or her employment with the Company at any time for any reason whatsoever.
8.    COMPENSATION UPON TERMINATION.
(a)    Generally. Executive’s entitlement to compensation in the event of a Termination Event, shall be as set forth in this Section 8.
(b)    Mutual. If this Agreement and Executive’s employment hereunder is terminated by mutual agreement pursuant to Section 7(b) hereof, Executive's compensation and benefits on a going forward basis shall be as agreed to by the parties at such time.

Exhibit 10.31

(c)    Death. If this Agreement and Executive’s employment hereunder is terminated due to the death of Executive pursuant to Section 7(c), Company shall have no obligation to Executive or legal representatives of Executive other than (i) payment of termination compensation in the amount equal to two (2) times Executive's annual Base Compensation in effect on the date of such termination, subject to applicable withholding taxes, and payable, in a lump sum(s) within sixty (60) days following the date of Executive’s death (the “Payment Date”); (ii) payment of Executive’s "target bonus," as that term is used in Company's current bonus plan for full time officers of Company, or its equivalent if the term or plan should be amended, which Executive would have been otherwise entitled to receive during the two (2) year period commencing on the date of such termination, payable on the Payment Date; (iii) payment of any accrued benefits or obligations owed to Executive; (iv) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; and (v) any outstanding equity grant(s) held by Executive at the time of such termination as governed by the agreement or plan pursuant to which such grant(s) was issued.

(d)    Disability. If Executive incurs a Disability, Company shall have no obligation to Executive or legal representatives of Executive other than (i) payment of termination compensation in the amount equal to two (2) times Executive's annual Base Compensation in effect on the date of the determination of the Disability, subject to applicable withholding taxes, and payable, subject to Section 8(g), in accordance with Company’s payroll cycle during the two (2) year period commencing on the date of the determination of the Disability; (ii) payment of the Executive’s "target bonus," as that term is used in Company's current bonus plan for full time officers of Company, or its equivalent if the term or plan should be amended, which Executive would have been otherwise entitled to receive each year during the two (2) year period commencing on the date of the determination of the Disability, payable, subject to Section 8(g), in each of the two years following the year of the determination of the Disability; (iii) payment of any accrued benefits or obligations owed to Executive; (iv) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; and (v) any outstanding equity grant(s) held by Executive at the time of such termination as governed by the agreement or plan pursuant to which such grant(s) was issued.
The terms of this Section 8(d) to the contrary notwithstanding, in the event that Executive’s disability satisfies the definition of disability under Section 409A of the Internal Revenue Code, Company shall pay the amounts specified in subsections (i) and (ii) of this Section 8(d) in a lump sum(s) within sixty (60) days following the date of determination of such Disability.
(e)    Cause. If this Agreement and Executive’s employment hereunder is terminated for Cause pursuant to Section 7(d) hereof, Company shall have no obligation to Executive or legal representatives of Executive other than (i) payment of Executive’s Base Compensation through such date of termination; (ii) payment of any accrued benefits or obligations owed to Executive; (iii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; (iv) any outstanding equity grant(s) held by Executive at the time of such termination as governed by the agreement or plan pursuant to which such grant(s) was issued.

Exhibit 10.31

(f)    Without Cause or for Good Reason.
A.    If this Agreement and Executive’s employment hereunder is terminated without Cause pursuant to Section 7(e) hereof or terminated by Executive for Good Reason pursuant to Section 7(f) hereof, Company shall have no obligation to Executive or legal representatives of Executive other than (conditioned upon Section 8(f)(B) below):
(i)    payment of termination compensation in an amount equal to (a) two (2) times Executive's annual Base Compensation in effect on the date of such termination (the “Base Compensation Severance”), plus (b) an amount equal to two (2) times Executive's "target bonus" (as that term is used in the current bonus plan applicable to full time officers of Company, or its equivalent if the term or plan should be amended) for the year of such termination (the “Bonus Severance”). The Base Compensation Severance shall be payable as follows: (x) an amount equal to the maximum separation pay amount for the Executive determined under Treas. Reg. § 1.409A-1(b)(9)(iii) and (v)(D) for the year in which the termination of employment occurs shall be paid over the two-year period following the date of termination and (y) the amount equal to the total amount of Base Compensation Severance, less the amount set forth in the preceding clause (x), shall be paid over the period commencing on the date of termination and ending on December 31 of the year following the year of termination. All payments of Base Compensation Severance shall be payable in accordance with the Company's payroll cycle in substantially equal amounts determined separately for each of the two payment periods designated in the foregoing clauses (x) and (y), commencing on the date of termination, subject to Section 8(f)(B) and Section 8(g). The Bonus Severance shall be payable as follows: (I) fifty percent (50%) of the Bonus Severance shall be paid in the February immediately following the date of termination and (II) fifty percent (50%) of the Bonus Severance shall be paid in the earlier of (x) the second February immediately following the date of termination or (y) the December of the year following the year in which the termination occurs. All payments of Base Compensation Severance and Bonus Severance shall be subject to applicable withholding taxes.
(ii)    continued coverage of medical benefits at the same cost as similarly situated active employees for a period of two (2) years or until such time as Executive commences new employment, whichever occurs first;
(iii)    payment of any accrued benefits or obligations owed to Executive;
(iv)    benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law;
(v)    payment of reasonable professional search fees relating to Executive's outplacement; and
(vi)    any outstanding equity grant(s) held by Executive at the time such termination as governed by the agreement or plan pursuant to which such grant(s) was issued.
B.    In consideration of the compensation and benefits payable to Executive pursuant to subsections (i), (ii), and (v) of Section 8(f)(A), Executive shall, as a condition to payment of such compensation and benefits, execute a general release, in form and substance reasonably acceptable to the Company, releasing the Company and its affiliates from all claims and liabilities Executive may have against the Company in connection with Executive’s employment by the

Exhibit 10.31

Company, except for any accrued obligations. Except as otherwise provided in Section 8(g), the commencement of payments due under Sections 8(f)(A)(i)(x) and (y) shall commence no later than 60 days of the date of such termination provided that the Executive has executed and submitted the release and the period for revocation of the release pursuant to applicable law has expired within the 60-day period. In any case where the period for execution and revocation of the release begins in one calendar year and ends in another calendar year, the commencement of payments shall be deferred until the second calendar year regardless of whether the release is executed in the first calendar year. The aggregate of any amounts deferred pursuant to this Section 8(f)(B) shall be paid in one lump sum on the first payroll date on which payments commence hereunder. Under no circumstances shall the Executive be permitted to designate the calendar year in which the payments commence.
(g)    Six-Month Deferral. If Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code, Executive shall not be paid the amounts that would otherwise be payable to Executive pursuant Section 8(d)(i) and 8(d)(ii) or 8(f)(A)(i), as the case may be, for the first six months following termination of Executive’s employment. The aggregate of such amounts shall instead be paid in one lump sum immediately following the expiration of the six month period. The preceding payment restriction shall not apply to the extent that any portion of such payment, if made during the first six-month period, would be treated as exempt from the provisions of Section 409A or would otherwise be treated as permitted deferred compensation pursuant to any other applicable provisions of Section 409A or the rules and regulations promulgated thereunder (for example, as separation pay due to an involuntary termination pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations).
(h)    Resignation. If this Agreement and Executive’s employment hereunder is terminated due to his or her resignation pursuant to Section 7(g) hereof, Company shall have no obligation to Executive or legal representatives of Executive other than (i) the payment of Executive’s Base Compensation through such date of termination; (ii) the payment of any accrued benefits or obligations owed to Executive; and (iii) benefits (if any) provided in accordance with applicable plans, programs and arrangements of Company or as required by law; and (iv) any outstanding equity grant(s) held by Executive at such time as governed by the agreement or plan pursuant to which such grant(s) was issued.
(i)    Discretionary One Time Bonus. If this Agreement and Executive's employment hereunder is terminated (i) by the Company without Cause, pursuant to Section 7(e) hereof; or (ii) by the Executive for Good Reason, pursuant to Section 7(f) hereof; at the conclusion of the two (2) year period commencing with the date of such termination, at the sole and unfettered discretion of the Company, Executive may be awarded a one-time termination bonus in an amount not to exceed one half of Executive's annual Base Compensation in effect on the date of such termination, subject to applicable withholding taxes. Such payment shall be made in a lump sum within sixty (60) days following the date of determination by the Company to make such payment.
(j)    No Mitigation.     Executive shall not be required to mitigate the amount of any payments provided for in Sections 8(f) by seeking other employment or otherwise, nor shall the amount of any payments or benefits provided for in Sections 8(f) be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits.

Exhibit 10.31

9.    CONFIDENTIAL INFORMATION. Executive recognizes and acknowledges that he or she will have access to certain confidential information of Company, its subsidiaries and affiliates and of corporations with whom Company does business, and that such information constitutes valuable, special and unique property of Company, its subsidiaries, affiliates and such other corporations. During the term of this Agreement and subsequent to the termination of this Agreement for any reason, Executive agrees not to disclose or use any confidential information except in the course of Executive’s employment by, and for the benefit of the Company or its subsidiaries or affiliates. “Confidential information” includes without limitation, information, observations, procedures, practices, and data, whether written or oral, regarding any of the business, operations or affairs of the Company, its subsidiaries and its affiliates, including, by way of example, strategies, planning, research, developments, product designs or specifications, manufacturing processes, “know-how,” prices, suppliers, customers, costs, workflow processes, any knowledge or information with respect to confidential or trade secrets of Company, its subsidiaries and affiliates or any information that a reasonable person would conclude is intended to remain confidential due to its nature or the circumstances under which it was learned, it being understood that such confidential information does not include information that is publicly available unless such information became publicly available as a result of a breach of this Agreement. Executive acknowledges and agrees that all notes, records, emails, reports, sketches, plans, unpublished memoranda or other documents belonging to Company, its subsidiaries and affiliates, but held by Executive, concerning any information relating to the business or operations of Company, its subsidiaries and affiliates, whether confidential or not, are the property of Company, its subsidiaries or affiliates and will be promptly delivered to Company upon Executive’s leaving the employ of Company or upon the request of Company at any time.
10.    INTELLECTUAL PROPERTY. As used in this Section 10 and the following
Section 11, it is understood that “Business” is the actual or intended vacation cruise business of Company, its subsidiaries and affiliates (including ancillary vacation cruise related operations of Company, its subsidiaries and affiliates such as tours expeditions and destination vacations), as such Business is expanded or modified during the term of Executive's employment. Executive acknowledges and agrees that all discoveries, inventions, designs, improvements, formulas, formulations, ideas, devices, writings, publications, study protocols, study results, computer data or programs, or other intellectual property, whether or not subject to patent or copyright laws, which Executive shall conceive solely or jointly with others, in the course or scope of his or her employment with Company or its subsidiaries or affiliates or in any way related to the Business, whether during or after working hours, or with the use of equipment, materials or facilities of Company or its subsidiaries or affiliates (collectively referred to herein as “Intellectual Property”), shall be the sole and exclusive property of Company or its subsidiaries or affiliates without further compensation to Executive. For purposes of this Agreement, any Intellectual Property, based upon proprietary or confidential information of Company, its subsidiaries or affiliates, developed within six (6) months after the termination of Executive’s employment, shall be presumed to be the property of Company, its subsidiaries or affiliates. Executive agrees to promptly notify Company and fully disclose the nature of such Intellectual Property. Executive shall take such steps as are deemed necessary to maintain complete and current records thereof, and Executive shall assign to Company or its designees, the entire right, title and interest in said Intellectual Property.
11.    NON-COMPETITION. Executive acknowledges that his or her services to be rendered hereunder are of a special and unusual character that have a unique value to Company and the conduct of its Business, the loss of which cannot adequately be compensated by damages in an

Exhibit 10.31

action at law. In view of the unique value to Company of the services of Executive for which Company has contracted hereunder, and because of the confidential information to be obtained by or disclosed to Executive as herein above set forth, and as a material inducement to Company to enter into this Agreement and to pay and make available to Executive the compensation and other benefits referred to herein, Executive covenants and agrees that Executive will not, directly or indirectly, whether as principal, agent, trustee or through the agency of any corporation, partnership, association or agent (other than as the holder of not more than five percent (5%) of the total outstanding stock of any company the securities of which are traded on a regular basis on recognized securities exchanges):
(a)    while employed under this Agreement (i) work for (in any capacity, including without limitation as a director, officer or employee) any other entity engaged in cruises, with a minimum fleet size of 1,000 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity or (ii) recruit, or otherwise influence or attempt to induce employees of Company to leave the employment of Company; and
(b)    for the two (2) year period immediately following the termination of Executive's employment pursuant to this Agreement (the "Non-competition Period"), for any reason, serve as or be a consultant to or employee, officer, agent, director or owner of another entity engaged in cruises, with a minimum fleet size of 1,000 berths (including ships under construction or publicly announced to be built), or cruise related businesses of any such entity. Executive further agrees that during the Non-competition Period, he or she shall not: (i) employ or seek to employ any person who is then employed or retained by Company or its affiliates (or who was so employed or retained at any time within the six (6) month period prior to the last day of Executive’s employment with Company); or (ii) solicit, induce, or influence any proprietor, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with Company or its affiliates at any time during the Non-competition Period, to discontinue or reduce or modify the extent of such relationship with Company or any of its subsidiaries.
Executive has carefully read and considered the provisions of Sections 9, 10, and 11 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of Company, its officers, directors, shareholders, and other employees, for the protection of the business of Company, and to ensure that Executive devotes his or her entire professional time, energy, and skills to the business of Company. Executive acknowledges that he or she is qualified to engage in businesses other than that described in this Section 11. It is the belief of the parties, therefore, that the best protection that can be given to Company that does not in any way infringe upon the rights of Executive to engage in any unrelated businesses is to provide for the restrictions described above. In view of the substantial harm which would result from a breach by Executive of Sections 9, 10 and 11, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law as more particularly set forth in Section 13 below. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

Exhibit 10.31

12.    NON-DISPARAGEMENT. During the duration of the Term and any Non-competition Period, Executive agrees that he or she shall not, at any time, make derogatory statements about the Company or its affiliates or otherwise disparage the business, name or reputation of the Company or its affiliates.
13.    REMEDIES. The provisions of Sections 9, 10, 11 and 12 of this Agreement shall survive the termination of this Agreement as set forth therein, regardless of the circumstances or reasons for such termination, and inure to the benefit of Company. The restrictions set forth in Sections 9, 10 and 11 and 12 are considered to be reasonable for the purposes of protecting the business of Company. Company and Executive acknowledge that Company would be irreparably harmed and that monetary damages would not provide an adequate remedy to Company if the covenants contained in Sections 9, 10 and 11 and 12 were not complied with in accordance with their terms. Accordingly, Executive agrees that Company shall be entitled to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedy which may be available to Company. The Company shall be entitled to receive from Executive reimbursement for reasonable attorneys’ fees and expenses incurred by Company in successfully enforcing these provisions to final judgment and Executive shall be entitled to receive from Company reasonable attorney’s fees and expenses incurred by Executive in the event Company is found to be not entitled to enforcement of these provisions.
14.    NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the addresses below (or to such other address as either party shall designate by like notice):
If to Executive: To the address set forth below his or her signature on the signature page hereof.
If to Company:

Celebrity Cruises Inc.
c/o Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL 33132
Attention: General Counsel
Telephone: (305) 539-6000
Facsimile: (305) 539-0562

With a copy to:

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL 33132
Attention: Senior Vice President,
Chief Human Resource Officer
Telephone: (305) 539-6000            Facsimile: (305) 539-0562

15.    ENTIRE AGREEMENT; MODIFICATION.

Exhibit 10.31

(a)    This Agreement contains the entire agreement of Company and Executive with respect to the subject matter hereof, and Company and Executive hereby acknowledge and agree that this Agreement supersedes any prior statements, writings, promises, understandings or commitments with respect to the subject matter hereof.
(b)    No future oral statements, promises or commitments with respect to the subject matter hereof, or other purported modification hereof, shall be binding upon the parties hereto unless the same is reduced to writing and signed by each party hereto.
16.    ASSIGNMENT. The rights and obligations of Company under this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and assigns. No rights or obligations of Company under this Agreement may be assigned or transferred by Company, except that such rights or obligations may be assigned or transferred pursuant to a merger, consolidation or other combination, reconstruction or amalgamation or a sale or liquidation of all or substantially all of the business and assets of Company. Executive may not assign his or her rights and obligations under this Agreement other than his or her rights to compensation and benefits, which may be transferred only by will or operation of law.
17.    LEGAL EXPENSES. Each party shall pay for all expenses incurred on its behalf in connection with this Agreement.
18.    CONTINUATION OF PAYMENTS DURING DISPUTE. Pending the resolution of any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof or indemnification thereunder, Executive (and his or her successor and heirs) shall continue to receive all payments and benefits due under this Agreement or otherwise, except: (i) to the extent a court of competent jurisdiction or arbiter, otherwise expressly provides, (ii) if the nature or basis of the dispute of any aspect thereof pertains to or involves payments or monies owed by Executive to Company (including payments or monies claimed by Company as being owed by Executive) Company may suspend payments to Executive pending resolution of such dispute, controversy or claim, (iii) if the nature or basis of the dispute or any aspect thereof pertains to or involves the Executive’s violation or alleged violation of the provisions of Sections 9, 10 and 11 and 12 of this Agreement, Company may suspend payments to Executive pending resolution of such dispute, controversy or claim, or (iv) as otherwise permitted elsewhere in this Agreement.
19.    DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any question regarding its existence, validity or termination, or regarding a breach thereof or indemnification thereunder (a "Dispute") shall be resolved pursuant to the following:
(a)    Any party (a "Disputing Party") may initiate consideration of a Dispute hereunder by giving written notice to the other party of the existence of a Dispute (a "Dispute Notice"). Such notice shall set forth in reasonable detail the nature of the Dispute to be considered and shall be accompanied by a full disclosure of all factual evidence then available to the Disputing Party and by a statement of the applicable legal basis of the dispute; provided, however, that (i) to provide any such disclosure or to state any legal basis shall not operate as a waiver of such legal basis or operate to preclude the presentation or introduction of such factual evidence at a later time or in any subsequent proceeding or litigation or otherwise constitute a waiver of any right that a party

Exhibit 10.31

may then or thereafter possess; and (ii) any settlement proposal made or proposed shall be deemed to have been made or proposed as part of a settlement discussion and may not be introduced in a legal proceeding without the prior written consent of the party making such proposal. The parties shall thereafter engage in good faith negotiations between themselves or their representatives for a period not to exceed thirty (30) days.
(b)    Upon the giving or receipt of a Dispute Notice and the expiration of the thirty (30) day period provided in Section 19(a) hereof, during which good faith negotiations must have taken place, the parties may then commence arbitration in accordance with this Section 19(b) and subsequent subsections. Any dispute or claim arising from or relating to this Agreement, any dispute or claim arising from the rights and obligations created under this Agreement, or any dispute or claim relating to the breach of this Agreement, shall be settled by binding arbitration pursuant to the Commercial Arbitration Rules (and not the National Rules for the Resolution of Employment Disputes) of the American Arbitration Association. A party with a dispute or claim shall provide written notice requesting dispute resolution pursuant to this Section (the "Notice"). The arbitration panel shall be composed of three (3) arbitrators. The arbitration proceedings shall be conducted in Miami, Florida. Each party shall appoint one arbitrator within fourteen (14) calendar days from the receipt of Notice. These two arbitrators shall appoint the third arbitrator by mutual agreement within fourteen (14) calendar days of their own appointment. If the two (2) arbitrators appointed by the parties cannot agree on the third arbitrator within the specified time frames, the American Arbitration Association shall appoint one or more qualified arbitrators, as the case may be, as provided for in the Commercial Arbitration Rules of the American Arbitration Association.
(c)    Subject to the last sentence of this Section 19(c), each party shall be liable for 50% of the costs of the arbiters and of any other costs of the arbitration proceeding itself. If either party refuses to pay such costs and the other party makes payment of all costs which would otherwise be due, the arbitration panel shall enter an award in favor of the party which complies with its obligation to pay such costs. In accordance with Section 21(d) hereof, upon the entering of an award, the arbitration panel shall award the prevailing party all of its legal fees and costs incurred with respect to prosecuting or defending its case, including its share of the costs of the arbitration proceeding itself.
(d)    The arbitration proceedings shall in all events include the right to a hearing, the right to cross-examine witnesses giving oral or written testimony, and the right to subpoena witnesses to testify at the hearing.
(e)    The arbitration shall be final and binding on the parties without any right to appeal in any court of law.
(f)    The covenant to arbitrate set forth in this Section 19 shall continue in effect after the expiration or termination of this Agreement.
(g)    Notwithstanding any other provision in this Section 19, the Company shall be entitled to seek preliminary or permanent injunctive relief, or such other equitable relief, in a court of competent jurisdiction, in order to address and remedy violations or alleged violations by the Executive or the provisions of Sections 9, 10 and 11 and 12 of this Agreement.

Exhibit 10.31

20.    INDEMNIFICATION. Company shall defend and indemnify Executive, in accordance with the then governing Articles of Incorporation, as amended, and Bylaws, as amended, of Company, for any civil or dispute resolution proceeding involving Executive, by reason of the fact that Executive is or was serving as an officer of Company or is or was otherwise serving at the request of Company.
21.    MISCELLANEOUS.
(a)    This Agreement shall be subject to and governed by the laws of the State of Florida, without regard to the conflicts of laws principles thereof.
(b)    The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.
(c)    The failure of any party to enforce any provision of this Agreement shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Agreement shall not be construed to be a waiver by such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.
(d)    In any dispute, arbitration and/or litigation arising out of this Agreement, including appeals, the prevailing party shall be entitled to recover all legal fees and costs incurred in such dispute, arbitration and/or litigation.
(e)    In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, and enforceable provision which comes closest to the intent of the parties.
(f)    This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.
CELEBRITY CRUISES INC.

By:/s/ Bradley Stein
BradleyStein
SVP, General Counsel

EXECUTIVE

/s/ Lisa Lutoff-Perlo
Lisa Lutoff-Perlo
President & CEO, Celebrity Cruises